Exhibit 99.1
Bright Horizons Family Solutions Reports First Quarter of 2023 Financial Results
NEWTON, MA - (BUSINESS WIRE) - May 2, 2023 - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality early education and child care, family care solutions, and workforce education services designed to support working families and client employees across life and career stages, today announced financial results for the first quarter of 2023 and reaffirmed financial guidance for 2023.
First Quarter 2023 Highlights (compared to First Quarter 2022):
•Revenue of $554 million (increase of 20%)
•Income from operations of $31 million (decrease of 2%)
•Net income of $8 million and diluted earnings per common share of $0.14 (decreases of 58%)
Non-GAAP measures
•Adjusted income from operations* of $37 million (increase of 18%)
•Adjusted EBITDA* of $70 million (increase of 11%)
•Adjusted net income* of $28 million and diluted adjusted earnings per common share* of $0.49 (increases of 2% and 4%, respectively)
“I am pleased to report a solid start to 2023 as we continue to grow each of our service offerings, expand our portfolio of client partners and support working families and learners so they can thrive and prosper at work and at home,” said Stephen Kramer, Chief Executive Officer.
“I am especially proud of the manner in which we continue to execute across each of our services, and to deliver quality care, education, and support for those we have the privilege to serve,” Kramer continued. “Our continued success is the direct result of the work of our more than 29,000 employees and their dedication to our important mission and unique culture.”
First Quarter 2023 Results
Revenue increased by $93.2 million, or 20%, in the first quarter of 2023 from the first quarter of 2022, attributable to contributions from the 75 centers acquired in Australia in July 2022, enrollment gains and price increases at our existing centers, as well as expanded sales and utilization of back-up care and educational advisory services. These contributions were partially offset by the impacts of lower foreign currency exchange rates for our United Kingdom and Netherlands operations.
Income from operations was $30.6 million for the first quarter of 2023 compared to $31.2 million for the first quarter of 2022. Incremental gross profit contributions from the full service center-based child care segment, resulting from higher enrollment, and the back-up care segment, resulting from higher utilization of back-up care services, were offset by expense of $6.0 million recorded in the first quarter of 2023 related to value-added tax incurred in prior periods. Net income was $8.1 million for the first quarter of 2023 compared to $19.4 million for the first quarter of 2022, a decrease of 58%, due to the decrease in income from operations noted above, as well as higher net interest expense and a higher effective tax rate. Diluted earnings per common share was $0.14 for the first quarter of 2023 compared to $0.33 for the first quarter of 2022.
In the first quarter of 2023, adjusted EBITDA* increased by $7.0 million, or 11%, to $69.8 million, and adjusted income from operations* increased by $5.5 million, or 18%, to $36.7 million from the first quarter of 2022, due primarily to the increase in gross profit in the full service center-based child care segment. Adjusted net income* increased by $0.6 million, or 2%, to $28.3 million, as a result of the increase in adjusted income from operations, partially offset by higher interest expense and a higher effective tax rate. Diluted adjusted earnings per common share* was $0.49 for the first quarter of 2023 compared to $0.47 for the same period in 2022.
As of March 31, 2023, the Company had more than 1,400 client relationships with employers across a diverse array of industries, and operated 1,076 early education and child care centers with the capacity to serve approximately 120,000 children and their families.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, and non-recurring costs, such as value-added tax expense related to prior periods and, at times, other non-recurring costs, such as impairment costs and other costs incurred due to the impact of COVID-19, transaction costs, loss on foreign currency forward contracts, and net costs incurred in relation to a cyber incident. Adjusted income from operations represents income from operations before non-recurring costs, such as value-added tax expense related to prior periods and, at times, other non-recurring costs, such as impairment costs and other costs incurred due to the impact of COVID-19, transaction costs, and net costs incurred in relation to a cyber incident. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization, and non-recurring costs, such as value-added tax expense related to prior periods, interest on deferred consideration and, at times, other non-recurring costs, such as impairment costs and other costs incurred due to the impact of COVID-19, transaction costs, loss on foreign currency forward contracts, and net costs incurred in relation to a cyber incident, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations,” respectively.
Balance Sheet and Liquidity
At March 31, 2023, the Company had $44.6 million of cash and cash equivalents and $350.3 million available for borrowing under our revolving credit facility. In the three months ended March 31, 2023, we generated approximately $67.3 million of cash from operations, compared to $58.6 million for the same period in 2022, and made investments, primarily in fixed assets, totaling $18.2 million, compared to $9.4 million for the same period in the prior year.
2023 Outlook
Based on current trends and expectations, we currently expect fiscal year 2023 revenue to be in the range of $2.3 billion to $2.4 billion, and diluted adjusted earnings per common share to be in the range of $2.80 to $3.00. The Company will provide additional information on its outlook during its earnings conference call.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the results for the first quarter of 2023, as well as the Company’s updated business outlook, strategy and operating expectations. Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer. Replays of the entire call will be available through May 16, 2023 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13736586. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, our investments, impact of our services, business trends, our future opportunities and business model, enrollment and occupancy levels, long-term growth strategy and value, estimated effective tax rate and tax expense and benefits related to equity transactions, our care solutions, quality and expanded service offerings and portfolio, our ability to respond to changing demands, our future business and financial performance, and our 2023 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, ongoing disruptions to our operations as a result of the COVID-19 pandemic; the availability or lack of government support; changes in the demand for child care, dependent care and other workplace solutions, including variations in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in return to work protocols; the constrained labor market for teachers and staff and ability to hire and retain talent; including the impact of increased compensation and labor costs; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; changes in general economic, political, business and financial market conditions, including the impact of inflation and interest rate fluctuations; fluctuations in currency exchange rates; the effects of a cyber attack, data breach or other security incident on our information technology system or software or those of our third party vendors; changes in tax rates or policies; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed on February 28, 2023, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
With respect to our outlook for diluted adjusted earnings per common share, we do not provide the most directly comparable GAAP financial measure or corresponding reconciliation to such GAAP financial measure on a forward-looking basis. We are unable to predict with reasonable certainty and without unreasonable effort certain items such as the timing and amount of net excess income tax benefits, future impairments, transaction costs, and other non-recurring costs, as well as gains or losses from the early retirement of debt and the outcome from legal proceedings. These items are uncertain, depend on various factors outside our management’s control, and could significantly impact, either individually or in the aggregate, our future period earnings per common share as calculated and presented in accordance with GAAP.
For more information regarding adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share, refer to the reconciliation of GAAP financial measures to the non-GAAP financial measures in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality early education and child care, back-up care, and workforce education services. For more than 35 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. Bright Horizons operates approximately 1,100 early education and child care centers in the United States, the United Kingdom, the Netherlands, Australia and India, and serves more than 1,400 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Vice President of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Three Months Ended March 31,
	2023	%	2022	%
Revenue	$553,606	100.0%	$460,409	100.0%
Cost of services	431,992	78.0%	350,350	76.1%
Gross profit	121,614	22.0%	110,059	23.9%
Selling, general and administrative expenses	82,771	15.0%	71,746	15.6%
Amortization of intangible assets	8,198	1.5%	7,149	1.5%
Income from operations	30,645	5.5%	31,164	6.8%
Interest expense — net	(12,916)	(2.3)%	(7,046)	(1.6)%
Income before income tax	17,729	3.2%	24,118	5.2%
Income tax expense	(9,603)	(1.7)%	(4,712)	(1.0)%
Net income	$8,126	1.5%	$19,406	4.2%

Earnings per common share:
Common stock — basic	$0.14		$0.33
Common stock — diluted	$0.14		$0.33

Weighted average common shares outstanding:
Common stock — basic	57,603,866		59,094,724
Common stock — diluted	57,709,909		59,415,345

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$44,629	$36,224
Accounts receivable — net	230,769	217,170
Prepaid expenses and other current assets	95,966	94,316
Total current assets	371,364	347,710
Fixed assets — net	575,440	571,471
Goodwill	1,731,758	1,727,852
Other intangible assets — net	237,255	245,574
Operating lease right-of-use assets	796,257	801,626
Other assets	93,277	104,636
Total assets	$3,805,351	$3,798,869
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$16,000	$16,000
Borrowings under revolving credit facility	44,500	84,000
Accounts payable and accrued expenses	210,524	230,634
Current portion of operating lease liabilities	95,733	94,092
Deferred revenue	263,977	222,994
Other current liabilities	157,647	138,574
Total current liabilities	788,381	786,294
Long-term debt — net	957,876	961,581
Operating lease liabilities	804,821	810,403
Deferred income taxes	46,889	50,739
Other long-term liabilities	103,941	109,399
Total liabilities	2,701,908	2,718,416
Total stockholders’ equity	1,103,443	1,080,453
Total liabilities and stockholders’ equity	$3,805,351	$3,798,869

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,126	$19,406
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,310	25,576
Stock-based compensation expense	5,850	6,096
Deferred income taxes	(597)	376
Other non-cash adjustments — net	2,478	159
Changes in assets and liabilities	24,146	6,945
Net cash provided by operating activities	67,313	58,558
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(19,333)	(11,595)
Proceeds from the maturity of debt securities and sale of other investments	7,450	5,569
Purchases of debt securities and other investments	(6,225)	(3,180)
Payments and settlements for acquisitions — net of cash acquired	(121)	(147)
Net cash used in investing activities	(18,229)	(9,353)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility — net	(39,500)	—
Principal payments of long-term debt	(4,000)	(4,000)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	4,287	8,823
Taxes paid related to the net share settlement of stock options and restricted stock	(1,525)	(3,174)
Purchase of treasury stock	—	(39,913)
Payments of contingent consideration for acquisitions	(225)	(13,865)
Net cash used in financing activities	(40,963)	(52,129)
Effect of exchange rates on cash, cash equivalents and restricted cash	(114)	(605)
Net increase (decrease) in cash, cash equivalents and restricted cash	8,007	(3,529)
Cash, cash equivalents and restricted cash — beginning of period	51,894	265,281
Cash, cash equivalents and restricted cash — end of period	$59,901	$261,752

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three Months Ended March 31, 2023	Full service center-based child care	Back-up care	Educational advisory and other services	Total
Revenue	$430,191	$96,330	$27,085	$553,606
Income from operations	8,433	17,371	4,841	30,645
Adjusted income from operations	10,177	21,667	4,841	36,685
As a percentage of revenue	2%	22%	18%	7%

Three Months Ended March 31, 2022
Revenue	$353,932	$80,844	$25,633	$460,409
Income from operations	7,161	20,458	3,545	31,164
Adjusted income from operations	7,161	20,458	3,545	31,164
As a percentage of revenue	2%	25%	14%	7%
(1)For the three months ended March 31, 2023, adjusted income from operations represents income from operations excluding value-added tax expense of $6.0 million related to prior periods, of which $4.3 million was associated with the back-up care segment and $1.7 million was associated with the full service center-based child care segment.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Net income	$8,126	$19,406
Interest expense — net	12,916	7,046
Income tax expense	9,603	4,712
Depreciation	19,112	18,427
Amortization of intangible assets (a)	8,198	7,149
EBITDA	57,955	56,740
As a percentage of revenue	10%	12%
Additional adjustments:
Stock-based compensation expense (b)	5,850	6,096
Other costs (c)	6,040	—
Total adjustments	11,890	6,096
Adjusted EBITDA	$69,845	$62,836
As a percentage of revenue	13%	14%

Income from operations	$30,645	$31,164
Other costs (c)	6,040	—
Adjusted income from operations	$36,685	$31,164
As a percentage of revenue	7%	7%

Net income	$8,126	$19,406
Income tax expense	9,603	4,712
Income before income tax	17,729	24,118
Amortization of intangible assets (a)	8,198	7,149
Stock-based compensation expense (b)	5,850	6,096
Other costs (c)	6,040	—
Interest on deferred consideration (d)	1,454	—
Adjusted income before income tax	39,271	37,363
Adjusted income tax expense (e)	(10,996)	(9,640)
Adjusted net income	$28,275	$27,723
As a percentage of revenue	5%	6%

Weighted average common shares outstanding — diluted	57,709,909	59,415,345
Diluted adjusted earnings per common share	$0.49	$0.47
(a)Amortization of intangible assets represents amortization expense, including quarterly amortization expense of approximately $5.0 million associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)Stock-based compensation expense represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(c)Other costs in the three months ended March 31, 2023 consist of value-added tax expense of $6.0 million related to prior periods, of which $4.3 million was associated with the back-up care segment and $1.7 million was associated with the full service center-based child care segment.
(d)Interest on deferred consideration represents the imputed interest on the deferred consideration issued in connection with the July 1, 2022 acquisition of Only About Children, a child care operator in Australia.
(e)Adjusted income tax expense represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 28% and 26% for the three months ended March 31, 2023 and 2022, respectively. The prior year tax rate included net excess income tax benefits related to equity transactions, which are not projected in 2023. The jurisdictional mix of the expected adjusted income before income tax for the full year will affect the estimated effective tax rate for the year.